For Immediate Release
MARCH 16, 2000                   For Further Information Contact:
                                                       Francis Kenney, SVP & CFO
Ipswich Bancshares, Inc.                                          (978) 356-7777
23 Market Street                                or log on to www.ipswichbank.com
Ipswich, MA  01938                   and click the "investor information" button

                               IPSWICH BANCSHARES

                         10% SHARE REPURCHASE ANNOUNCED;

                      DECLARES $.10 QUARTERLY CASH DIVIDEND

Ipswich, Massachusetts (NASDAQ: IPSW). Ipswich Bancshares, Inc., a single bank holding company for IpswichBank today announced that the Board of Directors has authorized the repurchase of up to 252,543 shares of common stock (approximately 10% of the company's outstanding common stock) in privately negotiated transactions or open market purchases in accordance with applicable regulations of the Securities and Exchange Commission. The Board delegated to the discretion of Ipswich Bancshares, Inc.'s senior management, the authority to determine the timing of the repurchase program's commencement, the timing of subsequent purchases and the prices at which repurchases will be made. Ipswich Bancshares may repurchase its common stock without further Board authorization for one year.

Stated David Grey, President and Chief Executive Officer, "The Board of Directors and management of Ipswich Bancshares are committed to enhancing shareholder value. This stock repurchase program is being implemented to provide management with an additional tool to optimize the company's use of equity capital. Ipswich Bancshares, Inc.'s capital position and strong profitability have both contributed to the initiation of this new program".

Additionally, the Board of Directors of Ipswich Bancshares, Inc. declared a quarterly cash dividend of $.10 per share. The dividend is payable April 20, 2000 to stockholders of record at the close of business on April 6, 2000.

Ipswich Bancshares, Inc. is a Massachusetts chartered stock holding company with $276 million in assets at December 31, 1999. Its subsidiary, IpswichBank, presently operates eight full-service banking offices, including its headquarters in Ipswich, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.